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Exhibit 10.24

COMPENSATION
OF
KEITH E. TROTMAN,
EXECUTIVE OFFICER

        Keith E. Trotman, an Executive Officer of Zenith National Insurance Corp. (the "Company"), serves without an employment agreement. As such, his employment is considered "at-will." As of February 15, 2006, his annual salary is $450,000 and is subject to such changes as may be made from time to time in its sole discretion by the Compensation Committee (the "Compensation Committee") of the Board of Directors. Mr. Trotman also receives an annual automobile allowance of $15,600.

        From time to time, the Compensation Committee may award Mr. Trotman shares of restricted stock under the Company's restricted stock plan in its sole discretion. He is entitled to dividends on such shares and the dividends are required by applicable income tax regulations to be reported as additional income so long as such shares are "unvested."

        Mr. Trotman is eligible for discretionary bonuses as may be authorized, declared, and paid by the Compensation Committee in its sole discretion and is also be eligible for such bonuses under the Company's Executive Officer Bonus Plan, as may be awarded by the Compensation Committee pursuant to the terms of such plan.

        Mr. Trotman is also eligible to participate in the Company's fringe benefits, such as group insurance plans and the Company-sponsored 401(k) plan, which are generally available to all employees. Mr. Trotman does not receive any perquisites or other personal benefits that are exclusive to him and not available to other employees of the Company.

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  Exhibit 10.24
COMPENSATION OF KEITH E. TROTMAN, EXECUTIVE OFFICER